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                                                                    EXHIBIT 99.1



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
[SOMANETCS LOGO]                              NEWS RELEASE
                                              ------------------------------------
1653 EAST MAPLE ROAD  - TROY, MI  48083       CONTACT:  MARY ANN VICTOR,
PHONE: (248) 689-3050 - FAX: (248) 689-4272   VICE PRESIDENT, COMMUNICATIONS, EXT. 204
WWW.SOMANETICS.COM
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FOR IMMEDIATE RELEASE

             SOMANETICS REPORTS EPS OF $0.01 FOR THIRD QUARTER 2003
                             ON RECORD NET REVENUES

     - THIRD QUARTER 2003 NET REVENUES INCREASED TO A RECORD $2,303,880, A 61 PERCENT INCREASE OVER THE SAME PERIOD OF 2002.

     - THIRD QUARTER NET INCOME WAS $75,454, OR $0.01 PER COMMON SHARE, COMPARED WITH A NET LOSS OF $377,042, OR $0.04 PER COMMON SHARE FOR THE SAME PERIOD IN 2002.

     - GROSS MARGIN IMPROVED TO 77 PERCENT IN THE THIRD QUARTER, COMPARED WITH 71 PERCENT IN THE SAME PERIOD LAST YEAR.

     - A VALUABLE U.S. PATENT WAS AWARDED FOR THE INVOS(R) CEREBRAL OXIMETER, PROVIDING COVERAGE THROUGH OCTOBER 2019.

     - PRELIMINARY RESULTS THAT WERE PRESENTED FROM THE FIRST PROSPECTIVE, RANDOMIZED TRIAL USING THE INVOS CEREBRAL OXIMETER TO MONITOR CARDIAC SURGERY PATIENTS SHOW AN AVERAGE 2.1 DAY REDUCTION IN LENGTH OF HOSPITAL STAY WITH USE OF THE INVOS SYSTEM.

TROY, MICH. - September 15, 2003 - Somanetics Corporation (Nasdaq: SMTS) today reported record net revenues of $2,303,880 for its third fiscal quarter ended August 31, 2003, a 61 percent increase over net revenues of $1,432,826 in the same period of 2002. For the nine-month period ended August 31, 2003, net revenues increased 38 percent to $6,458,268 from net revenues of $4,684,252 in the same period of 2002.

U.S. net revenues were $1,808,485, a 44 percent increase over U.S. net revenues of $1,258,844 for the third quarter of 2002. International revenues increased 185 percent to $495,395 from $173,982.

The INVOS Cerebral Oximeter brain oxygen monitoring system is comprised of a monitor and disposable SomaSensors(R). U.S. INVOS Cerebral Oximeter and SomaSensor revenues for the third fiscal quarter of 2003 were $1,689,510, an increase of 40 percent over revenues of $1,207,514 for the same products in the prior year.

Sales of the CorRestore(R) System, an implant used in cardiac repair and reconstruction, contributed U.S. net revenue of $119,335 in the third quarter of 2003, an increase of 132 percent over CorRestore System revenues of $51,330 in the same period of 2002.

Somanetics reported net income of $75,454, or $0.01 per common share, for the third quarter of 2003, compared with a net loss of $377,042, or $0.04 per common share, in the third quarter of 2002. For the nine-month period, Somanetics reported a net loss of $249,368, or $0.03 per common share, a 78 percent improvement from its net loss of $1,120,803, or $0.13 per common share, in the same period of 2002.
                                    -- more--

SOMANETICS REPORTS EPS OF $0.01 FOR THIRD QUARTER 2003
ON RECORD NET REVENUES/

Gross margin in the third quarter was 77 percent, compared with 71 percent gross margin reported for the third quarter of 2002. For the nine-month period ended August 31, 2003, gross margin was 76 percent, compared with gross margin of 69 percent for the same period of 2002.

"The third quarter was highlighted by record financial performance, presentation of positive results from the first prospective and randomized trial using the INVOS Cerebral Oximeter in cardiac surgery and the award of an important U.S. patent for the INVOS System," said Bruce J. Barrett, Somanetics' president and chief executive officer.

In August, Somanetics announced the award of a U.S. patent titled
"Multi-Channel, Noninvasive, Tissue Oximeter." The new patent covers the application of noninvasive, near-infrared spectroscopy to measure continuously and substantially concurrently a blood metabolite (oxygen saturation) in at least two separate internal regions of the brain.

"The ability to monitor more than one region of the brain simultaneously is important because it helps the clinician to recognize both regional and global physiological changes occurring during surgery and make appropriate interventions based on that information," Barrett said. "As a result, we believe the patent strengthens our competitive position in the medical device market."

Earlier in the summer, John Murkin, MD, director of cardiac anesthesiology at the University of Western Ontario, presented the preliminary results of the first prospective, randomized, blinded trial using the INVOS System in cardiac surgery. The study compared patients who were monitored and managed with the INVOS Cerebral Oximeter to patients who were monitored and managed routinely. With 98 patients enrolled, Dr. Murkin reported an average 2.1 days reduction in length of hospital stay with use of the INVOS System to manage the patient's cerebral oxygen saturation.

"In this cost-sensitive environment it is especially important for medical devices to prove their clinical efficacy and reduce medical care costs," said Barrett. "Based on this latest data, other studies on the use of cerebral oximetry in cardiac surgery, and average costs per hospital stay, we estimate a savings of approximately $225,000 for each 100 operations monitored. The savings generally result because costly complications occur much less frequently when these advanced monitoring modalities are used."

For the fourth quarter of fiscal 2003, Somanetics remains on track to accomplish its primary financial goal of achieving break-even for fiscal 2003. Net revenues are on pace to be between $9 million and $10 million and gross margin is expected to range from 77 percent to 79 percent for the year.

During the fourth quarter, Somanetics expects to receive marketing approval of the latest model INVOS Cerebral Oximeter by the Japanese Ministry of Health and Welfare, which will allow Edwards Life Sciences, Somanetics' distributor in Japan, to launch marketing of the Cerebral Oximeter for both adult and pediatric patients.

                                    -- more--

SOMANETICS REPORTS EPS OF $0.01 FOR THIRD QUARTER 2003
ON RECORD NET REVENUES/

In October, Tyco Healthcare, Somanetics' distributor in Europe, is sponsoring a symposium dedicated to the topic of cerebral oximetry for approximately 200 clinicians from Europe. This education forum will feature lectures by surgeons and anesthesiologists with significant experience using the INVOS Cerebral Oximeter in their practices.

Several education programs for the CorRestore System will be held this fall. During September, Somanetics is sponsoring a heart failure conference at the School of Medicine at the University of South Carolina and will display the CorRestore System to heart failure cardiologists at the Heart Failure Society of America's annual meeting. In addition, several education programs are being privately sponsored by hospitals that are interested in offering Surgical Ventricular Restoration as a new treatment for their severe congestive heart failure patients. Somanetics also expects to initiate sales of the CorRestore System in Europe during the fourth quarter.

ABOUT SOMANETICS

Somanetics manufactures and markets the INVOS Cerebral Oximeter, the only noninvasive and continuous monitor of changes in regional brain blood oxygen saturation that is commercially available in the U.S. Use of the INVOS Cerebral Oximeter helps medical professionals, such as surgeons and anesthesiologists, identify regional brain blood oxygen imbalances and take corrective action. Such action can prevent or reduce neurological injuries related to adverse events during surgery or in the critical care unit and reduce the associated cost of care. Somanetics also markets the CorRestore System, a cardiac implant for use in cardiac repair and reconstruction, including an operation called Surgical Ventricular Restoration, SVR, a treatment for patients with certain types of severe congestive heart failure.

SAFE-HARBOR STATEMENT

Except for historical information contained herein, the matters discussed in this news release are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. These statements include Somanetics' 2003 income, revenues and gross margin expectations. In particular, international and CorRestore System sales are difficult to forecast. Actual results may differ significantly from results discussed in the forward-looking statements. Actual results may be affected by, among other things, economic conditions in general and in the healthcare market, new product development cycles, research and development activities, regulatory approvals of new products, the demand for and market for our products in domestic and international markets, introduction of competitive products by others, third party reimbursement, physician training, enforceability and the costs of enforcement of the Company's patents, potential infringements and other factors set forth from time to time in Somanetics' Securities and Exchange Commission filings, including Somanetics' Registration Statement on Form S-1 (file no. 333-74788) effective January 11, 2002.

                             -- Tables to follow --

SOMANETICS REPORTS EPS OF $0.01 FOR THIRD QUARTER 2003
ON RECORD NET REVENUES/


                             SOMANETICS CORPORATION

                         SELECTED INCOME STATEMENT DATA
                 For the Fiscal Quarters and Nine-Month Periods
                  Ended August 31, 2003 and 2002 (In thousands,
                        except share and per share data)
                                   (Unaudited)

                                        Three Months                     Nine Months
                                      Ended August 31,                 Ended August 31,
                                      ----------------                 ----------------
                                    2003             2002            2003             2002
                                    ----             ----            ----             ----
Total revenues               $     2,304     $     1,433      $     6,458      $     4,684

Gross margin                       1,784           1,024            4,927            3,239

Net income (loss)                     75            (377)            (249)          (1,121)

Net income (loss) per
common share - basic and
diluted                      $      0.01     $     (0.04)     $     (0.03)     $     (0.13)

Weighted average shares
outstanding-basic              9,101,397       9,077,863        9,086,613        8,909,221

Weighted average shares
outstanding-diluted            9,700,387       9,077,863        9,086,613        8,909,221


                             SOMANETICS CORPORATION
                           SELECTED BALANCE SHEET DATA
                       August 31, 2003 and August 31, 2002
                                 (In thousands)

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
                                      August 31,           August 31,
                                         2003                 2002
                                     -----------           -----------
                                     (Unaudited)           (Unaudited)
Total current assets                    $4,583               $4,761

Total assets                             6,213                6,117

Total current liabilities                  742                  532

Shareholders' equity                     5,471                5,585
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